Exhibit 99.2

fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 tel: 212.405.6200 fax: 212.421.8860 ftgx.com

Contact

Norma I. Salcido

FiberNet Telecom Group Inc.

212.405.6210

norma.salcido@ftgx.com

FiberNet Announces Stock Repurchase Program

NEW YORK – November 8, 2007 – FiberNet Telecom Group, Inc. (NASDAQ: FTGX), a leading provider of complex interconnection services, today announced that its Board of Directors has authorized the repurchase of up to $5.0 million of the Company’s common stock, either through open market purchases or in private transactions. The timing and amount of the shares to be repurchased will be based on market conditions, the business environment, corporate and regulatory requirements and other factors, including the availability of capital resources and alternative investment opportunities. The Company will finance the repurchase program with cash flow from operations and a new term loan facility under the Company’s existing credit agreement.

Jon A. DeLuca, President and CEO, stated, “Our strong financial performance and balance sheet enable us to return value to our shareholders and to continue to invest in growing our business, as part of a balanced capital allocation program. This stock repurchase initiative is an element of our strategy to increase shareholder value over the long term, which may also include other potential strategic alternatives, such as acquisitions or the sale of all or a portion of our business.”

The repurchase program is scheduled to terminate on December 31, 2008, and may be modified or discontinued at any time and without notice. Purchases may be made pursuant to a program adopted under Rule 10b5-1 of the Securities Exchange Act. The Company is not obligated to purchase any shares or any specific number or amount of shares.

About FiberNet Telecom Group, Inc.

FiberNet Telecom Group, Inc. owns and operates integrated interconnection facilities and diverse transport routes in the two gateway markets of New York/New Jersey and Los Angeles, designed to provide comprehensive broadband interconnectivity enabling the exchange of traffic over multiple networks. FiberNet’s customized connectivity infrastructure provides an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ and customers’ networks. For additional information about FiberNet, visit the company’s website at ftgx.com.

Various remarks that we may make about FiberNet’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and we disclaim any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in FiberNet’s most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K, which are on file with the Securities and Exchange Commission.

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